                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                             LATTICE SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                     [LOGO]

                       LATTICE SEMICONDUCTOR CORPORATION

                              5555 NE MOORE COURT
                          HILLSBORO, OREGON 97124-6421

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 10, 1998

                            ------------------------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lattice Semiconductor Corporation (the "Company") will be held at The Greenwood Inn, 10700 SW Allen Blvd., Beaverton, OR 97005, on Monday, August 10, 1998, at 1:00 p.m., Pacific Time, for the following purposes:

    1. To elect two Class III directors to serve a term of three years or until their successors are elected;

    2. To approve an amendment to the Company's 1996 Stock Incentive Plan increasing the number of shares reserved for issuance thereunder by 2,300,000 shares;

    3. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending April 3, 1999; and

    4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on June 23, 1998 are entitled to notice of and to vote at the meeting. The meeting is subject to adjournment from time to time as the stockholders present in person or by proxy may determine.

    All stockholders are invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE PROMPTLY SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED RETURN ENVELOPE. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Stephen A. Skaggs
                                          SECRETARY

Hillsboro, Oregon
July 7, 1998

                                     [LOGO]

                       LATTICE SEMICONDUCTOR CORPORATION

                              5555 NE MOORE COURT
                          HILLSBORO, OREGON 97124-6421

                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    A proxy in the accompanying form is solicited by the Board of Directors of Lattice Semiconductor Corporation (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Greenwood Inn, 10700 SW Allen Blvd., Beaverton, OR 97005, on Monday, August 10, 1998 at 1:00 p.m., Pacific Time, or at any adjournment thereof. The proxy is solicited for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The mailing address of the Company's principal executive office is 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, and the telephone number at that address is (503) 681-0118.

    These proxy solicitation materials were mailed on or about July 7, 1998, together with the Company's 1998 Annual Report to Stockholders, to all stockholders entitled to vote at the meeting.

    The power of the proxy holders will be suspended if the stockholder of record executing the proxy is present at the meeting and elects to vote in person. Any proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company or upon delivery to the Secretary of the Company of a duly executed proxy bearing a later date. The shares represented by each valid, unrevoked proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the nominees for director, for the approval of the proposals presented, and in accordance with the recommendations of the Board of Directors on any other business which may properly come before the meeting or matters incident to the conduct of the meeting.

    The Company's outstanding voting securities at the close of business on June 23, 1998 consisted of 23,558,291 shares of Common Stock, $.01 par value per share (the "Common Stock"), each of which is entitled to one vote on all matters to be presented at the meeting. Only stockholders of record at the close of business on June 23, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

    The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR", "AGAINST", "ABSTAIN" or "WITHHELD" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter.

    Abstentions and votes "withheld" will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. Broker non-votes with respect to proposals set forth in this Proxy Statement will be counted only for purposes of determining the presence or absence of a quorum and will not be considered "Votes Cast", and will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

                       PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS

    Pursuant to the Company's Certificate of Incorporation as amended and restated (the "Certificate"), the Board of Directors is divided into three classes. The directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. Each class consists of two directors. Two Class III directors are to be elected at the Annual Meeting for a three-year term ending in 2001. The proxy holders intend to vote the proxies received by them for Mr. Hatfield and Mr. Tsui, who have been nominated to the Board of Directors. If the nominees for director become unavailable for election for any reason, pursuant to the proxy the proxy holders will have discretionary authority to vote for suitable substitutes. The Company is not aware of any reason that Mr. Hatfield or Mr. Tsui will be unable or will decline to serve as a director. The terms of office of the persons elected as director will continue until their terms expire in 2001 or until successors have been elected and qualified.

    The following table briefly describes the Company's nominees for director and the directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years. There are no family relationships among any directors or officers of the Company.

                                                                                                DIRECTOR       TERM
NOMINEES                      AGE           PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS          SINCE       EXPIRES       CLASS
------------------------      ---      ------------------------------------------------------  -----------  -----------     -----
Mark O. Hatfield                  75   United States Senator from Oregon (until January              1997         1998          III
                                         1997).

Cyrus Y. Tsui                     52   Chairman of the Board of the Company (effective March         1988         1998          III
                                         31, 1991); President and Chief Executive Officer of
                                         the Company (since 1988); Director of Asante
                                         Technologies.


DIRECTORS WHOSE TERMS CONTINUE
---------------------------------------------------------------------------------------------

Harry A. Merlo                    73   President of Merlo Corporation, a holding company             1983         1999            I
                                         (since July 1995); President and Chairman of the
                                         Board of Louisiana-Pacific Corporation, a building
                                         materials company (until June 1995).

Larry W. Sonsini                  57   Chairman of the Executive Committee of Wilson Sonsini         1991         1999            I
                                         Goodrich & Rosati, Professional Corporation;
                                         Director of Novell, Inc. and Pixar.

Daniel S. Hauer                   61   Chairman of the Board of S-MOS Systems, Inc., a               1987         2000           II
                                         supplier of CMOS integrated circuits and silicon
                                         wafers (since August 1994); President and Chief
                                         Executive Officer of S-MOS Systems, Inc. (until
                                         October 1994).

Douglas C. Strain                 78   Vice Chairman and Founder of Electro Scientific               1986         2000           II
                                         Industries, Inc., a manufacturer of industrial
                                         lasers and electro-optical equipment.

REQUIRED VOTE

    The two nominees receiving the highest number of affirmative votes of the Votes Cast at the Annual Meeting on this matter shall be elected as the Class III directors. See "Information Concerning Solicitation and Voting - General".

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" MARK O. HATFIELD AND CYRUS Y. TSUI AS THE CLASS III DIRECTORS OF THE COMPANY.

BOARD MEETINGS AND COMMITTEES

    In fiscal 1998, the Company's Board of Directors held four regularly scheduled meetings. No member of the Board of Directors attended fewer than 75% of the total number of board and committee meetings of the Board of Directors held during fiscal 1998.

    The Board of Directors currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating Committee. The Compensation Committee makes recommendations to the Board of Directors concerning the salaries and other compensation paid to the executive officers, the granting of employee stock options and other compensation-related issues. During fiscal 1998, the Compensation Committee was composed of Mr. Strain and Mr. Merlo and met twice.

    The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its systems of internal accounting controls. The Audit Committee meets with management and the Company's independent accountants, who have access to the Audit Committee with and without the presence of management representatives. During fiscal 1998, the Audit Committee was composed of Mr. Merlo and Mr. Hauer and met twice.

    A Nominating Committee comprising Mr. Sonsini and Mr. Tsui exists to identify persons for future nomination for election to the Board of Directors. The Nominating Committee held no meetings in fiscal 1998. Stockholders who wish to submit names to the Nominating Committee for consideration should do so in writing addressed to the Nominating Committee, c/o Corporate Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company (currently only Mr. Tsui) receive no additional or special remuneration for serving as directors. Each non-employee director receives an annual retainer of $12,000 plus $1,500 for each board meeting attended and $750 for each committee meeting attended.

    Non-employee directors also receive options to purchase shares of the Company's Common Stock. Prior to May 1993, these options were issued under the Company's Outside Directors Stock Option Plan (the "1990 Directors Plan"). In August 1993, the stockholders approved the 1993 Outside Directors Stock Option Plan (the "1993 Directors Plan") which replaced the 1990 Directors Plan. The 1993 Directors Plan provides for automatic grants of stock options to non-employee directors. Under this plan, each outside director received a grant of 18,000 shares in August 1993. A new director receives a grant for 18,000 shares on the date he is appointed by the Board of Directors. In addition, each outside director will receive a grant of 18,000 shares on the date any previously granted option becomes fully vested. In August 1997, replenishment grants were granted to the four directors whose August 1993 grants had fully vested. These shares generally vest quarterly over a four-year period and expire five years from the grant date.

TRANSACTIONS WITH MANAGEMENT

    Mr. Hauer, a director of the Company, is the Chairman of S-MOS Systems, Inc. ("S-MOS"). The Company has a manufacturing agreement with S-MOS for the production and delivery of silicon wafers. In July 1994, the Company entered into advance payment and research and development agreements with

Seiko Epson Corporation and its affiliate S-MOS. Pursuant to the terms of these agreements, the Company made payments of $44 million to Seiko Epson, in approximately even quarterly amounts from July 1994 to March 1995. A second advance payment agreement between the Company and Seiko Epson Corporation and its affiliate S-MOS was entered into in March 1997. During fiscal 1998, the Company made payments of $34.2 million to Seiko Epson on this second agreement. Total payments of approximately $90 million (with an option for an additional $60 million) will be made by the end of fiscal 1999. Repayment for the advance payment portions of these agreements will be made in the form of semiconductor wafers over a multi-year period. Approximately $13.6 million of wafers were delivered to the Company in fiscal 1998 in connection with these advance payment agreements. Additionally, in fiscal 1998, cash wafer purchases by the Company from S-MOS totaled approximately $20.9 million.

    Mr. Sonsini, a director of the Company, is Chairman of the Executive Committee of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm based in Palo Alto, California. This firm serves as the Company's primary outside legal counsel.

EMPLOYMENT AGREEMENTS

    In September 1988, the Company entered into an employment letter with Mr. Tsui pursuant to which Mr. Tsui serves as President and Chief Executive Officer of the Company. In addition to providing for an annual base salary and bonus arrangements, the letter provides that in the event of a change in control of the Company as described in the letter, then any unvested options to purchase common stock of the Company held by Mr. Tsui shall become fully vested. Additionally, in the event Mr. Tsui is involuntarily terminated other than for cause, the Company will continue to pay his salary for up to six months, or until Mr. Tsui begins employment elsewhere, whichever occurs sooner, and options vesting during that period are exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1998 were Mr. Strain and Mr. Merlo. Neither Mr. Strain nor Mr. Merlo was or is an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee, comprised of non-employee Directors, sets, reviews and administers the executive compensation program of the Company. The role of the Compensation Committee is to establish and approve salaries and other compensation paid to the executive officers of the Company and to administer the Company's stock option plan, in which capacity the Compensation Committee reviews and approves stock option grants to all employees.

    COMPENSATION PHILOSOPHY. Lattice's compensation philosophy is that cash compensation should be directly linked to the short-term performance of the Company and that longer-term incentives, such as stock options, should be aligned with the objective of enhancing stockholder value over the long term. The use of stock options clearly links the interests of the officers and employees of the Company to the interests of the stockholders. In addition, the Compensation Committee believes that total compensation packages must be competitive with other companies in the industry to ensure that the Company can continue to attract, retain and motivate key employees who are critical to the long-term success of the Company.

    COMPONENTS OF EXECUTIVE COMPENSATION. The principal components of executive compensation are base salary, bonuses paid under the Executive Incentive Plan and stock options.

    Base salary is set based on competitive factors and the historic salary structure for various levels of responsibility within the Company. The Compensation Committee periodically conducts surveys of companies in the industry in order to determine whether the Company's executive base salaries are in a competitive range. Generally, salaries are set at the middle to high end of the range. In addition, the Company relies on variable compensation in order to emphasize the importance of performance. As a result, in the fiscal year ended March 28, 1998, a year of record profit for the Company, the salaries of the named executive officers (as subsequently defined) comprised only 25% to 38% of their total cash compensation.

    The Executive Incentive Plan ("EIP") is a bonus plan linked directly to the profitability of the Company. This plan in particular emphasizes the Compensation Committee's belief that, when the Company is successful, the executives should be highly compensated, but that, conversely, if the Company is not successful and is not profitable, no bonuses should be paid absent extraordinary circumstances. The total bonus pool available under the EIP is based directly on the operating profit of the Company. With respect to the Chief Executive Officer, an individual bonus is determined by formula based on the total bonus pool and his base salary. The bonus derived from such formula is paid to the Chief Executive Officer in a combination of Company stock and cash, pursuant to the 1996 Stock Incentive Plan. With respect to other executives, individual cash bonuses are determined by formula based on the total bonus pool, the executive's base salary and his or her individual performance relative to key objectives as determined by the Chief Executive Officer.

    The 1996 Stock Incentive Plan was approved by the stockholders at the 1996 Annual Meeting. This Plan allows the Company to grant certain stock-related benefits and to utilize additional tax deductions which may be available under
Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) limits to $1 million the deductibility of annual compensation paid by a public corporation to the chief executive officer and the next four most highly compensated executive officers unless such compensation is performance-based within the meaning of
Section 162(m) and the regulations thereunder.

    The principal equity component of executive compensation is the stock option program. Stock options are generally granted when an executive joins the Company and on an annual basis thereafter under a replenishment program. Stock options are also occasionally granted for promotions or other special achievements. Initial stock option grants vest over a period of four years. The purpose of the annual replenishment program is to ensure that an executive always has options that vest in increments over the subsequent four-year period. Stock options provide a means of retention and motivation for senior level executives of the Company and also align the executive's interests with long-term stock price appreciation. In addition, executives are eligible to participate in a payroll deduction employee stock purchase plan pursuant to which Company stock may be purchased at 85% of the fair market value at the beginning or end of each offering period, whichever is less (up to a maximum of $25,000 worth of stock per calendar year or 10% of salary, whichever is less).

    Executives also participate in the Company's Profit Sharing Plan under which a specified percentage of operating profit is set aside and distributed among all domestic employees based on Company tenure. Other elements of executive compensation include the ability to participate in a Company-wide life insurance program, supplemental life insurance, long-term disability insurance, Company-wide medical benefits and the ability to defer compensation pursuant to both a Company-wide 401(k) plan and a supplemental deferred compensation plan. Discretionary Company contributions to the Company-wide 401(k) plan of up to 5% of eligible base pay were made in fiscal 1998.

                                          Compensation Committee of the
                                          Board of Directors
                                          Douglas C. Strain, Chairman
                                          Harry A. Merlo

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table provides certain summary information concerning compensation paid to or accrued for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (hereafter referred to as the "named executive officers") for the fiscal years ended March 28, 1998, March 29, 1997, and March 30, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                                                        COMPENSATION
                                                                        ANNUAL COMPENSATION             ------------
                                                               --------------------------------------   STOCK OPTION
                                                                                         OTHER ANNUAL      GRANTS
                                                      FISCAL    SALARY       BONUS       COMPENSATION      (# OF        ALL OTHER
            NAME AND PRINCIPAL POSITION                YEAR      (1)          (2)            (3)          SHARES)      COMPENSATION
----------------------------------------------------  ------   --------  -------------   ------------   ------------   ------------
Tsui, Cyrus Y.                                         1998    $509,172  $ 1,531,705(4)     $6,365        131,250        $38,651(5)
  President & CEO                                      1997     462,876    1,266,199(4)      4,403        131,250         34,834(6)
                                                       1996     402,505    1,082,983         6,175        131,250         21,669(7)

Laub, Steven A.                                        1998    $222,779  $   516,000        $6,365         45,000        $14,941(5)
  Senior V.P. & COO                                    1997     207,730      435,000         4,403         80,000         14,684(6)
                                                       1996     186,678      380,000         6,175         37,500          5,069(7)

Skaggs, Stephen A.                                     1998    $177,231  $   373,000        $6,365         35,000        $13,543(5)
  Senior V.P. & CFO                                    1997     162,304      295,000         4,403         60,000          6,300(6)

Yu, Kenneth K.                                         1998    $172,401  $   293,000        $6,365         20,000        $ 7,422(5)
  V.P. & Managing                                      1997     166,399      262,000         4,403         15,000          3,624(6)
    Director, Lattice Asia                             1996     158,099      244,000         6,175         18,750            821(7)

Yu, Jonathan K.                                        1998    $163,452  $   260,000        $6,365         15,000        $20,735(5)
  Corporate V.P. -                                     1997     158,645      228,000         4,403         15,000         19,496(6)
    Business Development                               1996     151,474      221,000         6,175         18,750         10,448(7)

------------------------------

(1) Salary includes amounts deferred pursuant to the Company's 401(k) savings plan.

(2) Bonuses for each year include amounts earned for such year, even if paid in the subsequent year, and exclude bonuses paid during such year that were earned for a prior year.

(3) Represents participation in the Company's profit sharing plan.

(4) Bonus was paid in Company stock and cash, pursuant to the 1996 Stock Incentive Plan and based on attainment of performance goals established by the Board. For fiscal 1998, Mr. Tsui received $466,346 in cash, and shares as follows: 3,068 shares worth $197,886 for the quarter ended September 27, 1997, 2,731 shares worth $141,671 for the quarter ended December 27, 1997, and 2,987 shares worth $143,003 for the quarter ended March 28, 1998. For fiscal 1997, Mr. Tsui received 5,842 shares worth $140,938 for the quarter ended June 26, 1996, 4,716 shares worth $139,712 for the quarter ended September 28, 1996, 3,346 shares worth $150,988 for the quarter ended December 28, 1996, and 3,908 shares worth $175,860 for the quarter ended March 29, 1997. The remainder of the bonus in each year was paid in cash to provide reimbursement for taxes.

(5) Includes payments made by the Company during fiscal 1998 for life and disability insurance in the amounts of $27,796, $5,790, $3,735, $7,422 and $12,421 for Mr. Tsui, Mr. Laub, Mr. Skaggs, Mr. Kenneth Yu, and Mr. Jonathan Yu, respectively. Also includes contributions made to the 401(k) plan by the Company in the amounts of $9,455 for Mr. Tsui, $9,151 for Mr. Laub, $8,808 for Mr. Skaggs, and $8,314 for Mr. Jonathan Yu. Also includes a patent award payment by the Company for Mr. Tsui of $1,400 and an anniversary bonus of $1,000 for Mr. Skaggs.

(6) Includes payments made by the Company during fiscal 1997 for life and disability insurance in the amounts of $25,344, $5,112, $1,298, $3,624 and $11,678 for Mr. Tsui, Mr. Laub, Mr. Skaggs, Mr. Kenneth Yu, and Mr. Jonathan Yu, respectively. Also includes contributions made to the 401(k) plan by the Company in the amounts of $9,490 for Mr. Tsui, $9,572 for Mr. Laub, $5,002 for Mr. Skaggs, and $7,818 for Mr. Jonathan Yu.

(7) Includes payments made by the Company during fiscal 1996 for life and disability insurance in the amounts of $20,269, $4,069, $821 and $10,488 for Mr. Tsui, Mr. Laub, Mr. Kenneth Yu, and Mr. Jonathan Yu, respectively. Also includes a patent award payment by the Company for Mr. Tsui of $1,400 and an anniversary bonus of $1,000 for Mr. Laub.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

    The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the last fiscal year, as well as options held by the named executive officers as of March 28, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                                     INDIVIDUAL GRANTS                     AT ASSUMED ANNUAL RATES
                                     --------------------------------------------------  OF STOCK PRICE APPRECIATION
                                       OPTIONS                                            (THROUGH EXPIRATION DATE)
                                       GRANTS     % OF TOTAL    EXERCISE                 ---------------------------
                                     (# OF SHS)     OPTIONS       PRICE     EXPIRATION        5%            10%
    NAME AND PRINCIPAL POSITION          (1)        GRANTED    ($/SH) (1)      DATE      PER YEAR (2)  PER YEAR (2)
-----------------------------------  -----------  -----------  -----------  -----------  ------------  -------------
Tsui, Cyrus Y.                          131,250(3)      14.5%   $   66.25      8/11/07   $  5,468,435  $  13,858,089
  President & CEO

Laub, Steven A.                          45,000         5.0%    $   66.25      8/11/07   $  1,874,892  $   4,751,345
  Senior V.P. & COO

Skaggs, Stephen A.                       35,000         3.9%    $   66.25      8/11/07   $  1,458,249  $   3,695,490
  Senior V.P. & CFO

Yu, Kenneth K.                           20,000         2.2%    $   66.25      8/11/07   $    833,285  $   2,111,709
  V.P. & Managing
    Director, Lattice Asia

Yu, Jonathan K.                          15,000         1.7%    $   66.25      8/11/07   $    624,964  $   1,583,782
  Corporate V.P. -
    Business Development

------------------------------

(1) Unless otherwise noted, these options were granted under the Company's 1996 Stock Incentive Plan in August 1997, and have an exercise price equal to the fair market value of the Company's Common Stock as of the date of the grant. These grants vest quarterly over a four-year period ending in August 2001.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future prices for its Common Stock.

(3) This option was granted under the Company's 1988 Stock Incentive Plan in August 1997, and has an exercise price equal to the fair market value of the Company's Common Stock as of the date of the grant. This grant vests quarterly over a four-year period ending in August 2001.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF
                                                                 UNEXERCISED OPTIONS            VALUE OF
                                                                 AT FISCAL YEAR END     UNEXERCISED IN THE MONEY
                                                                ---------------------           OPTIONS
                                       SHARES                     VESTED    UNVESTED       AT FISCAL YEAR END
             NAME AND                ACQUIRED ON     VALUE        (# OF       (# OF    --------------------------
        PRINCIPAL POSITION            EXERCISE      REALIZED      SHRS)       SHRS)     VESTED (1)   UNVESTED (1)
-----------------------------------  -----------  ------------  ----------  ---------  ------------  ------------
Tsui, Cyrus Y.
  President & CEO                       100,000   $  3,968,224     208,984    259,766  $  4,874,535  $  3,367,554

Laub, Steven A.
  Senior V.P. & COO                      20,000   $    882,682      71,656    107,344  $  1,616,164  $  1,611,279

Skaggs, Stephen A.
  Senior V.P. & CFO                           0   $          0      40,688     73,812  $    911,746  $  1,038,910

Yu, Kenneth K.
  V.P. & Managing                         3,250   $    132,496      38,203     35,547  $    940,396  $    413,276
    Director, Lattice Asia

Yu, Jonathan K.
  Corporate V.P. -                            0   $          0      44,766     31,484  $  1,158,150  $    423,803
    Business Development

------------------------------

(1) Represents the difference between the exercise prices of the options and the closing price of the Company's Common Stock on March 27, 1998.

               COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

    The following two graphs show five-year and seven-year comparisons of cumulative stockholder return on Common Stock for the Company, the S&P 500 Index, and the S&P Technology Sector (previously named the S&P High Technology Index) from March 31, 1993 through March 31, 1998 and from March 31, 1991 through March 31, 1998. The total stockholder return assumes $100 invested at the beginning of the period in Common Stock of the Company, the S&P 500, and the S&P Technology. Historic stock price performance is not necessarily indicative of future stock price performance. (All data points are at March 31st.)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  LATTICE CUMULATIVE RETURN OVER 5
               YEARS

                                              LATTICE SEMICONDUCTOR   S&P Technology Sector    S&P 500
1993                                                          $ 100                   $ 100      $ 100
1994                                                           $ 87                   $ 118      $ 101
1995                                                          $ 134                   $ 149      $ 117
1996                                                          $ 155                   $ 201      $ 155
1997                                                          $ 250                   $ 272      $ 186
1998                                                          $ 281                   $ 411      $ 275

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  LATTICE CUMULATIVE RETURN OVER 7
               YEARS

                                              LATTICE SEMICONDUCTOR   S&P Technology Sector    S&P 500
1991                                                          $ 100                   $ 100      $ 100
1992                                                          $ 158                   $ 102      $ 111
1993                                                          $ 282                   $ 112      $ 128
1994                                                          $ 246                   $ 132      $ 130
1995                                                          $ 378                   $ 167      $ 150
1996                                                          $ 437                   $ 226      $ 198
1997                                                          $ 704                   $ 306      $ 237
1998                                                          $ 791                   $ 462      $ 350

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth, as of June 23, 1998, information about (i) persons known to the Company to be the beneficial owners of more than five percent of the Company's outstanding Common Stock, (ii) each director and named executive officer and (iii) all directors and executive officers as a group:

BENEFICIAL OWNER                                                              NUMBER OF SHARES(1)  PERCENT OF CLASS
----------------------------------------------------------------------------  -------------------  -----------------
J. & W. Seligman & Co., Inc., 100 Park Avenue, NY, NY 10017                         2,976,448(2)            12.6%

Fidelity Investments, 82 Devonshire Street, Boston, MA 02109                        2,519,500(2)            10.7%

Merrill Lynch, PO Box 9011, Princeton, NJ 08543                                     1,850,000(2)             7.9%

State Farm Mutual Automobile Insurance Company                                      1,625,000(2)             6.9%
 One State Farm Plaza, Bloomington, IL 61710

Firstar Corporation, 777 East Wisconsin Avenue,                                     1,556,400(2)             6.6%
 Milwaukee, WI 53202

Cyrus Y. Tsui, Chairman of the Board,                                                 568,817(3)             2.4%
 President and Chief Executive Officer

Steven A. Laub, Senior Vice President and COO                                          75,651(4)           *

Stephen A. Skaggs, Senior Vice President and CFO                                       59,030(5)           *

Kenneth K. Yu, Vice President and Managing Director, Lattice Asia                      69,421(6)           *

Jonathan K. Yu, Corporate Vice President - Business Development                        40,418(7)           *

Mark O. Hatfield, Director                                                              6,750(8)           *

Daniel S. Hauer, Director                                                              31,590(9)           *

Harry A. Merlo, Director                                                               30,175(10)          *

Larry W. Sonsini, Director                                                             23,777(11)          *

Douglas C. Strain, Director                                                            15,625(12)          *

All directors and executive officers as a group (17 persons)                        1,217,112(13)            5.0%

------------------------------

*   Less than one percent.

(1) Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject to community property laws where applicable.

(2) Based upon information received on Schedule 13G filings under the Securities Exchange Act of 1934, as amended.

(3) Includes 269,140 shares exercisable under options within 60 days of the Record Date.

(4) Includes 70,093 shares exercisable under options within 60 days of the Record Date.

(5) Includes 55,000 shares exercisable under options within 60 days of the Record Date. Also includes 2,900 shares held for the benefit of Mr. Skaggs by the Company's deferred compensation plan.

(6) Includes 46,171 shares exercisable under options within 60 days of the Record Date.

(7) Includes 37,421 shares exercisable under options within 60 days of the Record Date.

(8) Includes 6,750 shares exercisable under options within 60 days of the Record Date.

(9) Includes 9,750 shares exercisable under options within 60 days of the Record Date.

(10) Excludes an aggregate of 15,815 shares held by the Harry A. Merlo Charitable Remainder Trusts and the Domenic W. Merlo Educational Trust; includes 4,500 shares exercisable under options within 60 days of the Record Date.

(11) Includes 23,250 shares exercisable under options within 60 days of the Record Date.

(12) Includes 13,125 shares exercisable under options within 60 days of the Record Date.

(13) Includes 802,337 shares exercisable under options within 60 days of the Record Date. Also includes 3,106 shares held for the benefit of executive officers by the Company's deferred compensation plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission ("SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended March 28, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with.

         PROPOSAL 2: APPROVAL OF AMENDMENT TO 1996 STOCK INCENTIVE PLAN

    The 1996 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by stockholders in 1996 and a total of 2,000,000 shares of Common Stock was initially reserved for issuance under the Incentive Plan. In May 1998, the Board of Directors adopted an amendment to the Incentive Plan, subject to stockholder approval, to reserve an additional 2,300,000 shares for issuance under the Incentive Plan, for a total of 4,300,000 shares reserved for issuance thereunder.

    As of the Record Date, options to purchase an aggregate of 1,037,630 shares were outstanding and 912,212 shares (exclusive of the 2,300,000 shares subject to stockholder approval at this Annual Meeting) were available for future grant. The Board of Directors believes that the availability of stock options is an important factor in the Company's ability to attract and retain experienced key employees and to provide incentives for such employees to exert their best efforts for the Company. The Board of Directors believes that the remaining shares available for grant under the Incentive Plan are insufficient to accomplish these purposes.

DESCRIPTION OF INCENTIVE PLAN

    ELIGIBILITY. All permanent employees of the Company and its subsidiaries, including employees who are officers or directors, are eligible to participate in the Incentive Plan.

    ADMINISTRATION. The Incentive Plan is administered by the Board of Directors. The Board of Directors may delegate authority to administer the Incentive Plan to a committee of the Board of Directors consisting of two or more directors. The Board of Directors, or such committee of the Board of Directors with authority to administer the Incentive Plan, shall hereinafter be referred to as the "Administrator".

    TERM OF PLAN. The Incentive Plan became effective in May 1996 and will continue until options have been exercised and shares have been awarded or sold and are free of restrictions with respect to all shares reserved. However, no incentive stock option may be granted under the Incentive Plan on or after the tenth anniversary of the Incentive Plan's adoption by the Board of Directors. The Administrator has the power to terminate the Incentive Plan at any time, except with respect to options or stock subject to restrictions already outstanding.

    AMENDMENT. The Board of Directors may amend or modify the Incentive Plan at any time without approval of the stockholders; provided, however, that stockholder approval is required for any amendment which increases the total number of shares that may be awarded or purchased under the Incentive Plan or otherwise changes the Plan so as to require stockholder approval under applicable law. No amendment or modification may change or modify any option or award already granted without the consent of the holder of such option or award.

    CHANGE OF CONTROL. If the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any reorganization, merger, consolidation, stock split, stock dividend or otherwise, the Administrator may make appropriate adjustment in the number and kind of shares for which grants, sales and awards may be made under the Plan and in the number and kind of shares as to which outstanding grants, sales and awards shall be exercisable. In the event of a dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Administrator may in its discretion provide that prior to such event, optionees will have the right to exercise options without any limitation on exercisability.

    STOCK OPTIONS. The Administrator determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised, whether the option is an incentive stock option or a nonstatutory option and the other terms applicable to each option. If the option is an incentive stock option, the option price cannot be less than the fair market value of the Common Stock on the date of grant and the option may not be exercised after the expiration of ten years from the date of grant. If an optionee receiving an incentive stock option at the time of grant owns stock representing more than 10 percent of the combined voting power of the Company, (i) the option price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant and (ii) such option may not be exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined as of the date of grant) of the stock with respect to which incentive stock options become exercisable for the first time by an employee in any calendar year exceeds $100,000, such excess shall be treated as a nonstatutory stock option. If the option is a nonstatutory stock option, the option price may not be less than 50 percent of the fair market value of the Common Stock on the date of the grant. Nonstatutory stock options may not be exercised after 10 years and seven days from the date of grant. No monetary consideration is paid to the Company upon the granting of options.

    Options are nontransferable except on death of the holder, and are exercisable in accordance with the terms of an option agreement entered into at the time of the grant between the Company and the optionee. Options may be exercised only while an optionee is employed by the Company or a subsidiary or
(i) within 12 months following termination of employment by reason of death or disability or (ii) within the time specified in the optionee's option agreement following termination for any other reason. The purchase price for shares purchased pursuant to exercise of options must be paid in cash, a promissory note, cashless exercise, in shares of Common Stock, which shares if acquired directly from the Company have been held by the optionee for at least six months, or, with the consent of the Administrator, held for a lesser period, or in a combination of cash and Common Stock, as determined by the Administrator. With the consent of the Administrator, an optionee may request the Company to automatically apply the shares received upon the exercise of a portion of an option (even though stock certificates have not yet been issued) to satisfy the exercise price for additional portions of the option.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the deductibility of compensation paid to certain executive officers of the Company. To maximize the Company's ability to deduct compensation attributable to options or SARs (as described and defined below) granted to such persons, the Incentive Plan provides that no employee may be granted, in any fiscal year of the Company, options or SARs to purchase more than 500,000 shares of Common Stock, provided, however, that in connection with an employee's initial employment, he or she may be granted options or SARs to purchase up to an additional 500,000 shares of Common Stock.

    STOCK APPRECIATION RIGHTS. Stock appreciation rights ("SARs") may be granted under the Incentive Plan, subject to the terms prescribed by the Administrator. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Incentive Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value of a share of Common Stock of the Company on the date of exercise over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR is related. A SAR is exercisable only at the times established by the Administrator. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. If a SAR is granted independent of an option, it is not exercisable later than ten years and seven days from the date of grant. Payment by the Company upon exercise of a SAR may be made in shares of Common Stock, in cash, or partly in shares of Common

Stock and partly in cash, as determined by the Administrator. The Administrator may withdraw any SAR granted under the Incentive Plan at any time and may impose any conditions upon the exercise of a SAR or adopt rules affecting the rights of holders of SARs. The existence of SARs, as well as certain bonus rights described below, may require charges to income for accounting purposes (typically recognized, over the life of the right) based upon the amount of appreciation, if any, in the market value of the Common Stock over the exercise price of shares subject to SARs or bonus rights.

    STOCK BONUS AWARDS. The Administrator may award Common Stock to employees as a stock bonus under the Incentive Plan. The Administrator will determine the employees to receive awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Administrator at the time the stock is awarded.

    RESTRICTED STOCK. The Incentive Plan provides that the Company may issue restricted stock to employees in such amounts, for such consideration, subject to such restrictions and on such terms as the Administrator may determine. No restricted stock may be issued for consideration less than 50 percent of the fair market value of the Common Stock at the time of issuance, nor may any of the issued restricted shares become freely transferable or free from restriction within six months of the date the restricted stock is issued. All shares of restricted stock issued under the Incentive Plan will be subject to a purchase agreement between the Company and the recipient of the restricted stock.

    CASH BONUS RIGHTS. The Administrator may grant cash bonus rights in connection with option grants, bonus stock awards and restricted stock sales under the Incentive Plan. Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the Incentive Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised or terminates in connection with the exercise of a SAR related to the option. If the shares are purchased on the exercise of an option, the amount of the bonus is equal to the difference between the aggregate exercise price of the surrendered option and the fair market value of shares subject to the option on the exercise date, multiplied by a bonus percentage determined by the Administrator, not to exceed 40 percent. If an optionee exercises a related SAR in connection with the termination of an option, the bonus amount is determined by multiplying the total fair market value of the shares and cash received upon exercise of the SAR by the applicable bonus percentage, not to exceed 40 percent. Bonus rights granted in connection with stock bonuses entitle the recipient to a cash bonus, in an amount determined by the Administrator, at the time the stock is awarded or at such time as any restrictions to which the stock is subject lapse. Bonus rights granted in connection with restricted stock purchases entitle the recipient to a cash bonus in an amount determined by the Administrator. Bonus rights granted in connection with restricted stock purchases or stock bonuses terminate in the event that restricted stock is repurchased by the Company or forfeited by the holder pursuant to the restrictions.

    As mentioned above, Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of the Company. To preserve the deductibility of compensation attributable to stock bonus awards, restricted stock sales and cash bonus rights, the Administrator has the discretion to set performance goals which, depending on the extent to which they are met during the applicable period, shall determine the number or value of the SARs, stock bonus awards, sales of restricted stock or cash bonus rights that may be granted to the participants. The performance goals applicable to a grant, sale or award shall provide for a targeted level or levels of achievement by the Company based on any or all of the following for the performance period: corporate profitability; growth in sales; growth in income; share price appreciation; and return on investment. Further, the maximum value of all stock bonus awards, restricted stock sales or cash bonus rights that an individual may receive for a fiscal year is 2.5% of operating profit for such fiscal year.

PLAN BENEFITS

    The following table shows the number of options granted and the average price at which the options were granted in fiscal 1998 to the five named executive officers, all current executive officers as a group, and all employees, including all current officers who are not executive officers, as a group. (Directors who are not employees are not eligible to receive shares from this plan.)

                                                                                      OPTION GRANTS  AVERAGE PRICE
NAME AND POSITION                                                                     (# OF SHARES)   (PER SHARE)
------------------------------------------------------------------------------------  -------------  -------------
Cyrus Y. Tsui, Chairman of the Board,                                                     140,036(1)   $   65.54
 President and Chief Executive Officer

Steven A. Laub, Senior Vice President and COO                                              45,000      $   66.25

Stephen A. Skaggs, Senior Vice President and CFO                                           35,000      $   66.25

Kenneth K. Yu, Vice President and                                                          20,000      $   66.25
 Managing Director, Lattice Asia

Jonathan K. Yu, Corporate Vice                                                             15,000      $   66.25
 President - Business Development

All current executive officers as a group (12 persons)                                    363,036(2)   $   65.18

All employees, including all current officers
 who are not executive officers, as a group (430 persons)                                 552,005      $   61.25

------------------------------

(1) 8,786 shares were issued pursuant to a stock bonus as detailed previously under the Summary Compensation Table. 131,250 options were granted from the prior stock incentive plan (the 1988 Stock Incentive Plan) in fiscal 1998. The 1988 Stock Incentive Plan has now expired and future grants will be made from the 1996 Stock Incentive Plan.

(2) Includes those shares and options described in footnote (1).

TAX CONSEQUENCES

    Certain options authorized to be granted under the Incentive Plan are intended to qualify as "incentive stock options" for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the incentive stock option; however, the amount by which the fair market value of shares issued upon exercise of an incentive stock option exceeds the option price is an item of tax preference to the optionee for purposes of the alternative minimum tax. If an optionee exercises an incentive stock option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an optionee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. Upon any disqualifying disposition by an optionee, the Company will be entitled to a deduction to the extent the optionee realizes income.

    Certain options authorized to be granted under the Incentive Plan will be treated as non-statutory stock options for federal income tax purposes. Under federal income tax law currently in effect, no income is realized by the grantee of a nonstatutory stock option pursuant to the Incentive Plan until the option is exercised. At the time of exercise of a nonstatutory stock option, the optionee will realize ordinary income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the excess of the amount realized from the sale over the market value for the shares on the date of exercise will be taxable as long or short term capital gain, depending on the holding period.

    An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of Section

83 of the Code. Absent an election under Section 83(b), an employee who receives substantially nonvested shares under the Incentive Plan will realize taxable income as and when the shares substantially vest. The Company will be entitled to a tax deduction in the amount includible as income by the employee at the time or times the employee recognizes income with respect to the shares. A participant who receives a cash payment under the Incentive Plan will generally recognize income equal to the amount of the payment when such payment is received, and the Company will generally be entitled to a deduction equal to the income recognized by the participant.

REQUIRED VOTE

    The approval of the amendment to the 1996 Stock Incentive Plan requires the affirmative vote of a majority of the Votes Cast on this matter at the Annual Meeting. See "Information Concerning Solicitation and Voting - General".

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN.

       PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    In May 1998, the Board of Directors appointed Price Waterhouse LLP to act as the independent accountants of the Company for the fiscal year ending April 3, 1999, subject to ratification of the appointment by the stockholders. Price Waterhouse LLP has served as the Company's independent accountants for the last eleven fiscal years. Representatives of Price Waterhouse LLP have been invited and are expected to attend the Annual Meeting, will be given the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The proposal to ratify the appointment of Price Waterhouse LLP requires the affirmative vote of a majority of the Votes Cast at the Annual Meeting. See "Information Concerning Solicitation and Voting - General". In the event of a negative vote on such ratification, the Board will reconsider its selection.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 3, 1999.

                                 ANNUAL REPORT

    The Company's Annual Report to Stockholders for the fiscal year ended March 28, 1998 is transmitted herewith. The Company will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of Common Stock of the Company at the close of business on June 23, 1998, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary of the Company at the address set forth in the Notice of Annual Meeting immediately preceding this Proxy Statement.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters which may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the Board of Directors may recommend.

                        METHOD AND COST OF SOLICITATION

    The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company, for no additional compensation, may request the return of proxies personally or by telephone, telecopy or telegram. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to execute proxies.

                             STOCKHOLDER PROPOSALS

    A stockholder proposal to be considered for inclusion in proxy material for the Company's August 1999 Annual Meeting of Stockholders must be received by the Company not later than February 25, 1999 in order that it may be included in the Proxy Statement and form of proxy relating to that meeting.

    It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped return envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Stephen A. Skaggs
                                          SECRETARY

Hillsboro, Oregon
July 7, 1998

                                   APPENDIX A
                       LATTICE SEMICONDUCTOR CORPORATION
                           1996 STOCK INCENTIVE PLAN
                            (as amended May 5, 1998)

    1. PURPOSE. The purpose of this 1996 Stock Incentive Plan (the "Plan") is to enable Lattice Semiconductor Corporation (the "Company") to attract and retain experienced and able employees and to provide additional incentive to these employees to exert their best efforts for the Company and its stockholders.

    2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 12, the stock to be offered under the Plan shall consist of shares of the Company's Common Stock ("Stock"), and the number of shares of Stock that may be issued pursuant to this Plan shall not exceed, in the aggregate, 4,300,000 shares. Such shares may be authorized and unissued shares or may be treasury shares. If an option granted under the Plan expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available under the Plan. If Stock sold or awarded as a bonus under the Plan is forfeited to the Company or repurchased by the Company at its original purchase price pursuant to applicable restrictions, the number of shares forfeited or repurchased shall again be available under the Plan; PROVIDED, however, that, Stock which has actually been issued under the Plan and is not subject to a repurchase right at its original purchase price shall not in any event be returned to the Plan and shall not become available for future distribution under the Plan. Stock issued under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as determined by the Board of Directors of the Company (the "Board of Directors").

    3.  EFFECTIVE DATE AND DURATION OF PLAN.

        (a) EFFECTIVE DATE. The Plan shall become effective when adopted by the Board of Directors. Options may be granted and Stock may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

        (b) DURATION. The Plan shall continue in effect until, in the aggregate, options and stock appreciation rights have been granted and exercised and Stock has been awarded as bonuses or sold and the restrictions on any such Stock have lapsed on all shares available for the Plan under paragraph 2 (subject to any adjustments under paragraph 12); provided, however, that unless sooner terminated by the Board of Directors, no incentive stock options shall be granted on or after the tenth anniversary of the effective date. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and to Stock subject to restrictions then outstanding under the Plan. Termination shall not affect any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

    4.  ADMINISTRATION.

        (a)  COMPOSITION OF ADMINISTRATOR.

           (i) MULTIPLE ADMINISTRATIVE BODIES. If permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("Rule 16b-3") and the legal requirements relating to the administration of stock option plans under applicable securities laws, Delaware corporate law and the Internal Revenue Code of 1986, as amended (the "Code") ("Applicable Laws"), the Plan may (but need not) be administered by different administrative bodies with respect to (A) members of the Board of Directors ("Directors") who are employees, (B) officers who are not Directors and (C) employees who are neither Directors nor officers.

           (ii) ADMINISTRATION WITH RESPECT TO DIRECTORS AND OFFICERS. With respect to grants, awards and sales to eligible participants who are officers or Directors of the Company, the Plan shall be administered by
       (A) the Board of Directors, if the Board of Directors may administer the Plan in compliance with Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary grant or award plan, or
       (B) a committee designated by the Board of Directors to administer the Plan, which committee shall be constituted (1) in such a manner as to permit the Plan to comply with Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary grant or award plan and
       (2) in such a manner as to satisfy the Applicable Laws.

           (iii) ADMINISTRATION WITH RESPECT TO GRANTS, AWARDS AND SALES INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION. With respect to grants, awards and sales to eligible participants that are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee designated by the Board of Directors, which committee shall consist of two or more members of the Board who are not employees of the Company and who otherwise qualify as "outside directors" within the meaning of
       Section 162(m) of the Code.

           (iv) ADMINISTRATION WITH RESPECT TO OTHER PERSONS. With respect to grants, awards and sales to eligible participants who are neither Directors nor officers of the Company, the Plan shall be administered by
       (A) the Board of Directors or (B) a committee designated by the Board of Directors, which committee shall be constituted in such a manner as to satisfy the Applicable Laws.

           (v) GENERAL. Once a committee has been appointed pursuant to subsection (ii) or (iii) of this Section 4(a), such Committee shall continue to serve in its designated capacity until otherwise directed by the Board of Directors. From time to time the Board of Directors may increase the size of any committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a committee appointed under subsection (ii), to the extent permitted by Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary grant or award plan.

        (b) POWERS OF THE BOARD OF DIRECTORS OR ITS COMMITTEE (THE "ADMINISTRATOR"). Subject to the provisions of the Plan, and in the case of a committee, subject to the specific duties delegated by the Board of Directors to such committee, the Administrator shall have the authority, in its discretion:

           (i) to determine the fair market value of the Stock;

           (ii) to select the employees and consultants to whom grants, sales and awards may be made hereunder;

          (iii) to determine whether and to what extent grants, sales and awards, or any combination thereof, are made hereunder;

          (iv) to determine the number of shares of Stock to be covered by grants, sales and awards hereunder;

           (v) to approve forms of agreement for use under the Plan;

          (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any grants, sales and awards hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when grants, sales and awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any grant, sale or award, or the shares of Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

          (vii) to construe and interpret the terms of the Plan;

         (viii) to prescribe, amend and rescind rules and regulations relating to the Plan;

          (ix) to determine whether and under what circumstances grants, sales and awards may be settled in cash instead of Stock or Stock instead of cash;

           (x) to reduce the exercise price of any grants, sales and awards;

          (xi) subject to paragraph 14 of this Plan, to modify or amend grants, sales and awards, including the ability to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any stock bonus, stock purchase or option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect;

          (xii) to authorize any person to execute on behalf of the Company any instrument required to effect grants, sales and awards previously granted by the Administrator;

         (xiii) to determine the terms and restrictions applicable to grants, sales and awards and any restricted Stock; and

         (xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

        (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all optionees and any other holders of grants, sales and awards.

    5.  GRANTS, AWARDS AND SALES.

        (a) TYPE OF SECURITY. The Administrator may, from time to time, separately or in combination: (i) grant Incentive Stock Options, as defined in Section 422 of the Code and as provided in paragraph 5(b); (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraph 5(c); (iii) grant stock appreciation rights or cash bonus rights as provided in paragraphs 10 and 11; (iv) award bonuses of Stock as provided in paragraph 5(d); and (v) sell Stock subject to restrictions as provided in paragraph 5(e). The Administrator shall select the employees to whom awards shall be made. The Administrator shall specify the action taken with respect to each person granted, awarded or sold any option or Stock under the Plan and shall specifically designate each option granted under the Plan as an Incentive Stock Option or Non-Statutory Stock Option.

        (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following terms and conditions:

           (i) To the extent that the aggregate fair market value of (a) the Stock with respect to which options designated as Incentive Stock Options plus (b) the shares of stock of the Company, any parent and subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under all plans of the Company and any parent and subsidiary exceeds $100,000, such options shall be treated as Non-Statutory Stock Options. For purposes of the preceding sentence, (a) Incentive Stock Options shall be taken into account in the order in which they were granted, and (b) the fair market value of the Stock shall be determined as of the time the Incentive Stock Option is granted.

           (ii) An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Stock subject to the option on the date it is granted, as described in paragraph 5(b)(v), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

          (iii) Incentive Stock Options may be granted under the Plan only to employees of the Company or any parent or subsidiary of the Company, including employees who are directors. Except as provided in paragraph 8, no Incentive Stock Option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any parent or subsidiary of the Company and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Administrator shall not, however, be deemed an interruption of employment for this purpose.

          (iv) Subject to paragraphs 5(b)(ii) and 5(b)(iii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Administrator, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

           (v) The option price per share shall be determined by the Administrator at the time of grant. Except as provided in paragraph 5(b)(ii), the option price shall not be less than 100 percent of the fair market value of the shares covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares covered by an Incentive Stock Option shall be determined by the Administrator.

        (c) NON-STATUTORY STOCK OPTIONS. Non-Statutory Stock Options shall be subject to the following terms and conditions:

           (i) Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Administrator, except that no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years plus 7 days from the date it is granted.

           (ii) The option price per share shall be determined by the Administrator at the time of grant. The option price may be more or less than or equal to the fair market value of the shares covered by the Non-Statutory Stock Option on the date the option is granted, and the option price may fluctuate based on criteria determined by the Administrator, provided that in no event and at no time shall the option price be less than 50 percent of the fair market value of the shares on the date of grant. The fair market value of shares covered by a Non-Statutory Stock Option shall be determined by the Administrator.

        (d) STOCK BONUS. Stock awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Stock is awarded as a bonus. The Administrator may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any money consideration except as provided in this paragraph. The agreement may contain such terms, conditions, representations and warranties as the Administrator may require. The certificates representing the shares of Stock awarded shall bear such legends as shall be determined by the Administrator.

        (e) RESTRICTED STOCK. The Administrator may issue shares of Stock under the Plan for such consideration (including promissory notes and services) as determined by the Administrator and with such restrictions concerning transferability, repurchase by the Company or forfeiture as determined by the Administrator, provided that in no event shall the consideration be less than 50 percent of fair market value at the time of issuance, nor shall any of the shares issued hereunder be or become freely transferable or not subject to such restrictions within six months of the date such shares are issued. All shares of Stock issued pursuant to this paragraph 5(e) shall be subject to a Purchase Agreement, which shall be executed by the Company and the prospective recipient of the Stock prior to the delivery of certificates representing such shares to the recipient. The Purchase Agreement shall contain such terms and conditions and representations and warranties as the Administrator shall require. The certificates representing such Stock shall bear such legends as determined by the Administrator.

    6. EXERCISE OF OPTIONS. Except as provided in paragraphs 8 and 11, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Administrator, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Administrator, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

    7.  NONTRANSFERABILITY.

        (a) OPTIONS AND AWARDS. Each option and award granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option and award by its terms shall be exercisable during the optionee's lifetime only by the optionee.

        (b) STOCK. Stock issued upon exercise of an option or awarded as a bonus or sold under the Plan may have, in addition to restrictions on transfer imposed by law, any restrictions on transfer determined by the Administrator at the time the grant, sale or award is made.

    8.  TERMINATION OF EMPLOYMENT OR DEATH.

        (a) If an optionee's employment by the Company or by any parent or subsidiary of the Company is terminated by retirement or for any reason, voluntarily or involuntarily, with or without cause, other than in the circumstances specified in paragraph 8(b) below, any option held by such optionee may be exercised at any time prior to its expiration date or the date specified by the Administrator in the optionee's option grant, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of such termination. Subject to such terms and conditions as the Administrator may determine, the Administrator may extend the exercise period any length of time not later than the expiration date of the option and may increase the portion of the option that may be exercised on termination, provided that any extension of the exercise period of an Incentive Stock Option shall be subject to a written acknowledgment by the optionee that the extension disqualifies the option as an Incentive Stock Option.

        (b) If an optionee's employment by the Company or by any parent or subsidiary of the Company is terminated because of death or physical disability (within the meaning of Section 22(e)(3) of the Code), the option, including portions not yet exercisable, may be exercised prior to the earlier of the expiration of 12 months from the date of death or the expiration of the option. If an optionee's employment is terminated by death, any option held by the optionee shall be exercisable only by the person or persons to whom such optionee's rights under such option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death. Subject to such terms and conditions as the Administrator may determine, the Administrator may extend the exercise period any length of time not later than the expiration date of the option, provided that any extension of the exercise period of an Incentive Stock Option shall be subject to a written acknowledgment by the optionee or the optionee's personal representative that the extension disqualifies the option as an Incentive Stock Option.

        (c) To the extent an option held by any deceased optionee or by any optionee whose employment is terminated is not exercised within the limited periods provided above, all further rights to purchase shares pursuant to such option and all other related rights shall terminate at the end of such periods.

    9. PURCHASE OF SHARES PURSUANT TO OPTION. Shares may be purchased or acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, which shall not be more than 30 days after receipt of the notice, and unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including cash that may be the proceeds of a loan from the Company), in whole or in part in shares of Stock of the Company previously acquired and, if acquired directly or indirectly from the Company, held for at least six months by the optionee, unless the Administrator consents to accepting Stock held for a lesser period of time. Any shares surrendered on payment for the exercise of options shall be valued at fair market value at the time of surrender as determined by the Administrator. No shares shall be issued until full payment therefor has been made. With the consent of the Administrator an optionee may request the Company to automatically apply the shares received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the exercise price for additional portions of the option. With the consent of the Administrator the Company may allow the exercise price to be satisfied by delivery of a such documentation as the Administrator and any broker approved by the Company, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.

    10.  STOCK APPRECIATION RIGHTS.

        (a) GRANT. Stock appreciation rights may be granted under the Plan by the Administrator, subject to such rules, terms and conditions as the Administrator prescribes.

        (b)  EXERCISE.

           (i) A stock appreciation right shall be exercisable only at the time or times established by the Administrator. If a stock appreciation right is granted in connection with an option, then it shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates must be surrendered. Stock appreciation rights granted independent of options shall expire not later than 10 years plus 7 days from the date of grant.

           (ii) The Administrator may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted before adoption or amendment or such rules and regulations as well as stock appreciation rights granted thereafter.

          (iii) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Stock valued at its fair market value, in cash, or partly in Stock and partly in cash, as determined by the Administrator.

          (iv) The fair market value of the Stock shall be determined for this purpose by the Administrator.

           (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof cash may be paid in an amount equal to the value of the fraction or, in the discretion of the Administrator, the number of shares may be rounded downward to the next whole share.

          (vi) Cash payments of stock appreciation rights as well as Common Stock issued upon exercise of stock appreciation rights shall be applied against the maximum number of shares of Common Stock that may be issued pursuant to the Plan. The number of shares to be applied against such maximum number of shares in such circumstances shall be the number of shares subject to options surrendered upon exercise of a stock appreciation right or for stock appreciation rights not granted in connection with an option, shares equal to the amount of the cash payment divided by the fair market value of a share of Common Stock on the date the stock appreciation right is granted.

    11.  CASH BONUS RIGHTS.

        (a) GRANT. The Administrator may grant bonus rights under the Plan in connection with (i) an option granted or previously granted, (ii) Stock awarded, or previously awarded, as a bonus and (iii) Stock sold or previously sold under the Plan. Bonus rights will be subject to rules, terms and conditions as the Administrator may prescribe.

        (b) BONUS RIGHTS IN CONNECTION WITH OPTIONS. A bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part, or at such other time as determined by the Administrator as the bonus right is granted. If an optionee purchases shares and does not exercise a related stock appreciation right, then the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for shares by the applicable bonus percentage. If the optionee is exercising a related stock appreciation right in connection with the termination of an option, then the bonus shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. For the purposes of this paragraph, the fair market value of shares shall be determined by the Administrator. The bonus percentage applicable to a bonus right shall be determined from time to time by the Administrator but shall in no event exceed 40 percent of the amount by which the fair market value of the Stock received on exercise of the related option at the time of exercise exceeds the option price of such option.

        (c) BONUS RIGHTS IN CONNECTION WITH STOCK BONUS. A bonus right granted in connection with Stock awarded as a bonus will entitle the person awarded such Stock to a cash bonus at the time the Stock is awarded, at such time as restrictions, if any, to which the Stock is subject lapse, or at such other time as determined by the Administrator as the bonus right is granted. If Stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder the bonus right granted in connection with such Stock shall terminate and may not be exercised. The amount of cash bonus to be awarded and the time such cash bonus is to be paid shall be determined from time to time by the Administrator.

        (d) BONUS RIGHTS IN CONNECTION WITH STOCK PURCHASE. The bonus right granted in connection with Stock purchased hereunder (excluding Stock purchased pursuant to an option) shall terminate and may not be exercised in the event the Stock is repurchased by the Company or forfeited by the holder pursuant to restrictions applicable to the Stock. The amount of cash bonus to be awarded and the time such cash bonus is to be paid shall be determined from time to time by the Administrator.

    12. CHANGES IN CAPITAL STRUCTURE. If the outstanding shares of Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Administrator in the number and kind of shares for which grants, sales and awards may be made under the Plan. In addition, the Administrator shall make appropriate adjustment in the number and kind of shares as to which outstanding grants, sales and awards, or portions thereof then unexercised, shall be exercisable. Adjustments in outstanding options shall be made without change in the total price applicable to the unexercised portion of any option and with a corresponding adjustment in the option price per share and shall neither (i) make the ratio, immediately after the event, of the option price per share to the fair market value per share more favorable to the optionee than that ratio immediately before the event, nor (ii) make the aggregate spread, immediately after the event, between the fair market value of shares as to which the option is exercisable and the option price of such shares more favorable to the optionee than that aggregate spread immediately before the event. The Administrator may also require that any securities issued in respect of or exchanged for Stock issued hereunder that is subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Administrator shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Administrator. Any such adjustment made by the Administrator shall be conclusive. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of providing for options as provided above in this paragraph 12, the Administrator may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability.

    13. CORPORATE MERGERS, ACQUISITIONS, ETC. The Administrator may also grant options and stock appreciation rights, award Stock bonuses and issue Stock subject to restrictions having terms, conditions and provisions that vary from those specified in this Plan provided that any options and stock appreciation rights granted, any stock bonuses awarded and any restricted stock issued pursuant to this section are granted in substitution for or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

    14. AMENDMENT OF PLAN. The Board of Directors may at any time and from time to time modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 8, 10 and 12, however no change in an option already granted or modification of restrictions on Stock already issued shall be made without the written consent of the holder of such option or Stock. Furthermore, unless the Company obtains stockholder approval in such a manner and degree as required by applicable law, no amendment or change shall be made in the Plan that increases the total number of shares that may be awarded or purchased under the Plan or that otherwise requires stockholder approval under applicable law.

    15. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection any grant, sale or award hereunder, or the listing of such shares of said exchange. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Common Stock under the Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal securities laws.

    16. EMPLOYMENT RIGHTS. Nothing in the Plan, nor any grant, award or sale hereunder, shall confer upon (i) any employee any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or shall interfere in any way with the right of the Company or any parent or subsidiary of the Company by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to increase or decrease such employee's compensation, or (ii) any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

    17. RIGHTS AS A STOCKHOLDER. The holder of an option, the recipient of Stock awarded as a bonus or the purchaser of Stock shall have no rights as a stockholder with respect to any shares covered by any grant, sale or award until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

    18.  STOCK WITHHOLDING TO SATISFY WITHHOLDING TAX OBLIGATIONS.

        (a) ABILITY TO USE STOCK TO SATISFY WITHHOLDING. The Company may require any recipient of a grant, sale or award under the Plan to pay to the Company amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. At the discretion of the Administrator, optionees and award recipients may satisfy withholding obligations as provided in this Section 18. When an optionee or award recipient incurs tax liability in connection with a grant, sale or award, which tax liability is subject to tax withholding under applicable tax laws (including federal, state and local laws), the optionee may satisfy the withholding tax obligation (up to an amount calculated by applying such optionee's maximum marginal tax rate) by electing to have the Company withhold from the Stock to be issued in connection with a grant, sale or award that number of shares, or by delivering to the Company that number of previously owned shares (which, in the case of Stock acquired directly or indirectly from the Company, has been held for at least six months), having a fair market value equal to the amount required to be withheld. The fair market value of the shares to be withheld or delivered, as the case may be, shall be determined on the date that the amount of tax to be withheld is determined (the "Tax Date").

        (b) ELECTION TO HAVE STOCK WITHHELD. All elections by an optionee to have Stock withheld or to deliver previously owned Shares pursuant to this
    Section 18 shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

           (i) the election must be made on or prior to the applicable Tax Date;

           (ii) all elections shall be subject to the consent or disapproval of the Administrator; and

          (iii) if the optionee is subject to liability under Section 16 of the Exchange Act, the election must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

        (c) SECTION 83(b) ELECTIONS. In the event that (i) an election to have Shares withheld is made by an optionee, (ii) no election is filed under
    Section 83(b) of the Code by such optionee and (iii) the Tax Date is deferred under Section 83 of the Code, the optionee shall receive the full number of shares subject to the grant, sale or award, as the case may be, but such optionee shall be unconditionally obligated to tender back to the Company the proper number of shares on the Tax Date.

    19. RULE 16b-3. Grants, sales and awards to Insiders must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

    20.  PERFORMANCE-BASED COMPENSATION.

        (a) OPTIONS AND STOCK APPRECIATION RIGHTS. The following limitations shall apply to grants of options and stock appreciation rights to employees of the Company.

           (i) No employee shall be granted, in any fiscal year of the Company, options or stock appreciation rights to purchase, in the aggregate, more than 500,000 shares of Stock.

           (ii) In connection with his or her initial employment, an employee may be granted options and stock appreciation rights to purchase, in the aggregate, up to an additional 500,000 shares of Stock which shall not count against the limit set forth in subsection (i) above.

          (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 12.

          (iv) If an option or stock appreciation right is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 12), the cancelled option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an option is reduced, the transaction will be treated as a cancellation of the option and the grant of a new option.

        (b) OTHER GRANTS, AWARDS AND SALES. The Administrator shall have the discretion to set Performance Goals (as defined below) which, depending on the extent to which they are met during the Performance Period (as defined below), shall determine the number or value of grants, awards or sales (excluding options) that shall be made to Covered Employees (as defined below). The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the awards or sales to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. Each grant, sale or award pursuant to this Section 20(b) shall be evidenced by an agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. To the extent necessary to qualify grants, awards or sales as "performance-based compensation" within the meaning of
    Section 162(m) of the Code, the Administrator shall certify in writing that the Performance Goals applicable to such grant, sale or award for the relevant Performance Period have been satisfied. Notwithstanding anything to the contrary contained herein, the maximum value of all grants, awards, or sales pursuant to this Section 20(b) that an individual may receive for a fiscal year is 2.5% of operating profit for such fiscal year.

        (c)    DEFINITIONS.   As used  herein,  the following  definitions shall
    apply:

           (i) "COVERED EMPLOYEE" means a "covered employee" within the meaning of Section 162(m) of the Code.

           (ii) "PERFORMANCE GOAL" means the goal or goals determined by the Administrator, in its discretion, to be applicable with respect to a grant, sale or award intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code pursuant to this Section 20(b). As determined by the Administrator, the Performance Goal(s) applicable to a grant, sale or award shall provide for a targeted level or levels of achievement based upon any or all of the following for the Performance Period: corporate profitability; growth in sales; growth in income; share price appreciation; and return on investment. The Performance Goal(s) may differ from employee to employee and from grant, sale or award to grant, sale or award.

           (iii) "PERFORMANCE PERIOD" means the period of time during which the Performance Goals must be met.

                    LATTICE SEMICONDUCTOR CORPORATION
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF STOCKHOLDERS, AUGUST 10, 1998

The undersigned stockholder of LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 7, 1998, and hereby appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lattice Semiconductor Corporation to be held on August 10, 1998, at 1:00 p.m., Pacific Time, at The Greenwood Inn, 10700 S.W. Allen Blvd., Beaverton, OR 97005, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

                       -  FOLD AND DETACH HERE  -

Please mark your votes as indicated in this example   /X/



1. Election of Mark O. Hatfield and Cyrus Y. Tsui as Class III Directors:

FOR all nominees listed above except as noted below.  / /

WITHHOLD authority to vote for all nominees listed below.  / /

                                                     FOR   AGAINST   ABSTAIN
2. Proposal to approve an amendment to the           / /     / /       / /
   Company's 1996 Stock Incentive Plan increasing the number of shares reserved for issuance thereunder by 2,300,000 shares:

                                                     FOR   AGAINST   ABSTAIN
3. Proposal to ratify the appointment of Price       / /     / /       / /
   Waterhouse LLP as the independent accountants of the Company for the fiscal year ending
   April 3, 1999:


4. In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE AMENDMENT TO INCREASE SHARES IN THE COMPANY'S 1996 STOCK INCENTIVE PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.


(Signature)________________________________________

(Signature)________________________________________  DATED:___________, 1998

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                      -  FOLD AND DETACH HERE  -